EXHIBIT 99.1

NEWS

ANADARKO PROVIDES INTERIM FOURTH-QUARTER UPDATE

•	EXTENDS MATURITY OF CREDIT FACILITIES

•	RAISES FOURTH-QUARTER SALES-VOLUME GUIDANCE

•	FURTHER ACCELERATES EXPECTED FIRST OIL AT HEIDELBERG

HOUSTON, Dec. 17, 2015- Anadarko Petroleum Corporation (NYSE: APC) today announced extensions to the maturity dates of its credit facilities and also provided an interim update on its fourth-quarter performance.
Anadarko extended the maturity of its $3 billion unsecured revolving credit facility to January 2021 and received commitments to renew its $2 billion 364-day credit facility upon its expiration in January 2016, to a new maturity in 2017, further supporting the company’s strong liquidity position. These extensions were achieved with no changes to covenants or pricing and with 100-percent participation from the company’s bank group.
Operationally, performance continues to exceed expectations across the portfolio. Production increases relative to guidance are being driven by the company’s core oil-producing areas in the Wattenberg field and the Delaware Basin. As a result, the company is increasing the midpoint of its fourth-quarter oil sales-volume guidance by more than 15,000 barrels of oil per day (BOPD) to a range of 314,000 to 319,000 BOPD. This outperformance is the primary contributor to a 2-million-BOE (barrels of oil equivalent) increase in the company’s total fourth-quarter sales-volume guidance, resulting in a new range of 70 to 72 million BOE.
Along with the strong production performance, the company’s continued efficiency gains are driving lower capital expenditures, with fourth-quarter capital investment expected to be at or below the mid-point of current guidance. Additionally, the company is continuing to make meaningful improvements to its cost structure, with direct oil and natural gas operating expense per BOE expected to be below the low end of current guidance.
Anadarko also announced it continues to make significant progress at its Heidelberg development in the Gulf of Mexico, which is well ahead of schedule and now expected to achieve first oil in the first quarter of 2016 from the three initial wells, pending regulatory approvals.
“In 2015, we set out to preserve and build value by focusing a greater percentage of our capital investments on longer-dated projects, while driving improved efficiencies into every aspect of our business, carefully managing our cost structure and accelerating value through asset monetizations,” said Anadarko Chairman, President and CEO Al Walker. “As we move closer to the end of the year and turn our focus toward 2016, I am increasingly encouraged by our results and proud of the work our employees and service providers have done to make Anadarko a better company by maximizing performance in a difficult macro environment. We are committed to a continued disciplined and value-focused approach in 2016 with capital spending expected to be significantly lower and aligned with cash in-flows from operations and targeted asset monetizations.”

UPCOMING CONFERENCE CALLS
Anadarko will host a conference call on Tuesday, Feb. 2, 2016, at 8 a.m. CST (9 a.m. EST) to discuss its fourth-quarter and year-end 2015 financial and operating results. Earnings will be released after close of market on Monday, Feb. 1, 2016. The full text of the release will be available on the company’s website at www.anadarko.com. Dial-in instructions and pre-registration details will be provided early next year. Additionally, the company will announce its 2016 capital program and guidance during an Investor Conference Call to be held on March 1.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2014, the company had approximately 2.86 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to meet financial and operating guidance; to execute the 2015 and 2016 capital program; and to achieve production and budget expectations on its mega projects. See “Risk Factors” in the company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS
MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544